EXHIBIT 11.

                        COMPUTATION OF EARNINGS PER SHARE
                  (Dollars in thousands, except per share data)
                                   (Unaudited)


                                                   Three Months Ended
                                                        January 31,
                                                  1995            1994

     Primary Shares:

     Average common shares outstanding            8,978          8,972
     Common equivalent shares outstanding            47             47
                                                  9,025          9,019

     Net earnings                               $ 1,824         $1,102

     Net earnings per common and common
       equivalent share, primary                $   .20         $  .12


     Fully Diluted Shares:

     Average common shares outstanding            8,978          8,972
     Common equivalent shares outstanding           117             97
                                                  9,095          9,069

     Net earnings                               $ 1,824         $1,102

     Net earnings per common and common
       equivalent share, fully diluted          $   .20         $  .12


  Fully diluted earnings per share do not result in dilution of three percent or more and are, therefore, not presented.